Exhibit 10.3
RESTRICTED STOCK/RESTRICTED STOCK UNIT AWARD AGREEMENT FOR COASTAL FINANCIAL CORPORATION
2018 OMNIBUS INCENTIVE PLAN AS AMENDED

Brandon Soto (the “Participant”) is hereby granted a restricted stock/restricted stock unit award (the “Award”) by Coastal Financial Corporation (the “Company”) pursuant to the Coastal Financial Corporation 2018 Omnibus Incentive Plan as amended (the “2018 Plan”). The Award is subject to the terms and conditions of the 2018 Plan and this Restricted Stock/Restricted Stock Unit Award Agreement (“Award Agreement”).

1.    Type of Award    Restricted Stock Unit

2.    Number of Shares Subject to Your Award:

18,000 shares of Common Stock (“Shares”), subject to adjustment as may be necessary pursuant to the 2018 Plan.
3.    Grant Date:    10/01/2025

Unless sooner vested in accordance with Section 3 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Shares awarded hereunder will vest, and the restrictions imposed under Section 2 of the Terms and Conditions will expire, in the amounts and/or percentages set forth below, on the dates noted below; provided that the Participant is still employed by or in service with the Company or any affiliate:

Vesting Date	Awards Vesting
10/01/2026	4,500
10/01/2027	4,500
10/01/2028	4,500
10/01/2029	4,500

IN WITNESS WHEREOF, Coastal Financial Corporation, acting by and through the Compensation Committee of the Board of Directors, has caused this Award Agreement to be executed as of the Grant Date set forth above.

COASTAL FINANCIAL CORPORATION

BY:

Accepted by Participant:

Date:

Exhibit 10.3

TERMS AND CONDITIONS
1.    Grant. The Grant Date and number of Shares underlying your Award are stated on page 1 of this Award Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2018 Plan.

2.    Restrictions. Your Award is subject to the following restrictions:
(a)    Unvested Restricted Shares/Restricted Stock Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. For the avoidance of doubt, Restricted Stock Units may never be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered; however, the restrictions in this Section 2(a) will not apply to any Shares delivered to you in settlement of this Award.
(b)    If your or service with the Company or any affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then you will forfeit all of your rights, title and interest to any unvested Restricted Shares/Restricted Stock Units subject to this Award as of your termination date.
(c)    Your Award is subject to the vesting schedule set forth on page 1 of this Award Agreement.

3.    Expiration and Termination of Restrictions. The restrictions imposed under Section 2 hereof will expire, and the Award will vest, on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a)    In accordance with the vesting schedule on page 1 of this Award Agreement, provided you are still employed or in service with the Company or any affiliate on the applicable vesting date; or
(b)    Upon termination of your employment or service by reason of death or disability. For the avoidance of doubt, whether a Participant is disabled for purposes of this Section 3(b) hereof shall be determined by the Committee (or its delegee), but in no event shall a Participant be deemed disabled unless such disability meets the requirements set forth in Treas. Reg. § 1.409A-3(i)(4)(i) or (iii).

4.    Change of Control. Upon a Change of Control, the Restricted Shares/Restricted Stock Units shall be treated in accordance with Section 10 of the 2018 Plan.

5.    (a) Release of Restrictions – Restricted Stock Award. Shares shall be registered on the Company’s stock transfer books in the name of the Participant, subject to restriction. Once the Shares are vested (see vesting schedule on page 1), such Shares (and accumulated dividends and earnings, if any) will be released from restriction.
(b) Delivery of Shares – Restricted Stock Units. Once the Restricted Stock Units are vested (see vesting schedule on page 1), the Shares underlying such Restricted Stock Units will be distributed no later than ten (10) days following the applicable vesting date.

6.    (a)    Voting and Dividend Equivalent Rights – Restricted Stock Award. As beneficial owner of the Shares, you have full voting and dividend equivalent rights with respect to the Shares during and after the Restricted Period. You are also entitled to receive a payment equal to any dividends, or other distributions declared and paid by the Company with respect to the Restricted Shares, provided that any such dividends or distributions shall be deferred and paid contingent upon the vesting of the applicable Restricted Shares. If you forfeit your rights under this Award Agreement in accordance with Section 2 hereof, you will no longer have any rights as a shareholder with respect to the Restricted Shares and you will no longer be entitled to receive dividends on the Shares.
(b) Voting and Dividend Equivalent Rights – Restricted Stock Units. You have no voting or dividend equivalent rights until you receive a distribution of Shares.

7.    No Right of Continued Employment. Nothing in this Award Agreement will interfere with or limit in any way the right of the Company or any affiliate to terminate your employment or service at any time, nor confer upon you any right to continue in the employ or service of the Company or any affiliate.

Exhibit 10.3

8. Payment of Taxes.
(a) If this is an Award of Restricted Shares (and not, for the avoidance of doubt, an Award of Restricted Stock Units), you may make an election to be taxed upon your Award under Section 83(b) of the Code within 30 days of the Grant Date.
(b) The Committee is entitled to require as a condition of your Award: (i) that you remit an amount sufficient to satisfy any and all federal, state and local (if any) tax withholding requirements and employment taxes (i.e., FICA and FUTA), (ii) that the withholding of such sums come from compensation otherwise due to you or from Shares due to you under the 2018 Plan, or (iii) any combination of the foregoing. Any withholding shall comply with Rule 16b-3 under the Exchange Act or any amendments or successive rules.

9.    Plan Controls. The terms contained in the 2018 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2018 Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the 2018 Plan will control.

10.    Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2018 Plan.

11.    Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Agreement.

12.    Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Chief Financial Officer PO Box 12220
Everett, WA 98206

or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address as then currently on file with the Company, or at any other address that you provide in a written notice to the Company.